Exhibit 99.1

Hologic Announces Preliminary Revenue Results for First Quarter of Fiscal 2024

– Revenue of $1,013.1 Million Exceeds Guidance –

– 5.2% Organic Constant Currency Revenue Growth ex. COVID-19, also Exceeding Guidance –

MARLBOROUGH, Mass.--(BUSINESS WIRE)--January 7, 2024--Hologic, Inc. (Nasdaq: HOLX) announced today preliminary revenue results for its first fiscal quarter ended December 30, 2023.

The Company expects to report total revenues of approximately $1,013.1 million, a decrease of (5.7%) compared to the prior year period, or (6.4%) in constant currency. These preliminary results exceed the Company’s most recent revenue guidance range of $960 to $985 million, provided on November 9, 2023.

“Once again we delivered strong organic revenue performance ex. COVID-19 to start our fiscal year 2024,” said Steve MacMillan, the Company’s Chairman, President and Chief Executive Officer. “Adjusted for the impact of four fewer selling days compared to the prior year, we estimate that we grew total company organic revenue ex. COVID-19 over 9% in our fiscal first quarter. Each division continues to execute and our preliminary revenue results reinforce that we are a new Hologic; a bigger, faster, stronger company than prior to the pandemic.”

Global revenues by division are expected to be:

$s in millions	Preliminary Q1’24	Q1’23	Reported Change	Constant Currency Change
Diagnostics	$447.8	$559.3	(19.9%)	(20.6%)
Organic Diagnostics excluding COVID-19[1]	$388.1	$387.7	0.1%	(0.9%)
Organic Molecular Diagnostics excluding COVID-19	$268.1	$260.9	2.8%	1.9%
Breast Health	$377.7	$334.2	13.0%	12.2%
Organic Breast Health excluding SSI	$377.0	$329.6	14.4%	13.6%
GYN Surgical	$162.2	$154.1	5.3%	4.6%
Skeletal Health	$25.4	$26.6	(4.5%)	(5.6%)
Total	$1,013.1	$1,074.2	(5.7%)	(6.4%)
Organic revenue	$1,004.4	$1,062.4	(5.5%)	(6.2%)
Organic revenue excluding COVID-19[2]	$952.7	$898.0	6.1%	5.2%

1Preliminary Q1’24 organic Diagnostics ex. COVID-19 revenues exclude COVID-19 assay revenue of $27 million, COVID-19 related revenue of $25 million, and Blood Screening revenue of $8 million.

2 Preliminary Q1’24 constant currency organic ex. COVID-19 revenue exceeds the Company’s most recent guidance of 1.0% to 3.7%, provided on November 9, 2023. The Company’s fiscal Q1’24 had four fewer selling days compared to the prior year period.

Hologic has not yet completed its financial close processes for the first quarter of fiscal 2024, therefore GAAP financial results for the quarter have not yet been finalized. However, the Company expects non-GAAP diluted earnings per share (EPS) to be towards the high-end of the guidance range of $0.92 to $0.97 provided on November 9, 2023.

Hologic intends to provide its full financial results for the first quarter on February 1, 2024. Until that time, the preliminary revenue results described in this press release are estimates only and are subject to revisions that could differ materially. When the Company reports its first quarter results, it also expects to provide updated financial guidance for the second quarter and full year of fiscal 2024, following the completion of its quarterly forecasting process.

J.P. Morgan Healthcare Conference

Hologic is providing these updates in advance of its participation in the 42nd Annual J.P. Morgan Healthcare Conference, which begins tomorrow. The Company will post its conference presentation to the investors section of its website at http://investors.hologic.com/. A live webcast of the Company’s presentation and question and answer session, which begins at 4:30 p.m. Eastern Time on Tuesday, January 9, 2024, also may be accessed there. The webcast will be available for 30 days.

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; organic revenues; organic revenues excluding COVID-19, and non-GAAP EPS. Organic revenue for the fiscal first quarter of 2024 excludes the divested Blood Screening and SSI ultrasound imaging businesses. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition. Organic revenue excluding COVID-19 revenues is organic revenue less COVID-19 assay revenue, COVID-19 related sales of instruments, COVID-19 related revenue from Diagenode and Mobidiag, collection kits and ancillaries, as well as license revenue, and revenues from discontinued products. The Company defines its non-GAAP EPS and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets; (ii) the impairment of goodwill and intangible assets and equipment and the loss to record assets held-for-sale to fair value less costs to sell; (iii) adjustments to record contingent consideration at fair value; (iv) charges to write-off inventory for a product line discontinuance; (v) restructuring charges, facility closure and consolidation charges (including accelerated depreciation), and costs incurred to integrate acquisitions (including retention, transaction bonuses, legal and professional consulting services); (vi) transaction related expenses for acquisitions; (vii) third-party expenses incurred related to implementing the European MDR/IVDR requirements and obtaining the appropriate approvals for its existing products; (viii) debt extinguishment losses and related transaction costs; (ix) the unrealized (gains) losses on the mark-to-market of foreign currency contracts to hedge revenue and operating results for which the Company has not elected hedge accounting; (x) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xi) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xii) the one-time discrete impacts related to internal restructurings and non-operational items; (xiii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xiv) income taxes related to such adjustments.

Because the quarterly financial information contained in this press release is preliminary, it is deemed to be forward-looking. The Company has not provided a reconciliation of preliminary organic revenue and preliminary organic revenue excluding COVID-19 to preliminary or projected GAAP revenue because of the unreasonable efforts it would take to provide such reconciliations at this time. The Company is also unable to provide GAAP EPS in this press release because certain significant items have not yet been finalized. Such items depend on various factors and could have a material impact on reported GAAP EPS. GAAP results and a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure will be presented in connection with the Company’s press release reporting full financial results for the first quarter of fiscal 2024 scheduled to be released after the close of the market on February 1, 2024. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results and comparison to competitors' operating results. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures (when they become available), may provide a more complete understanding of factors and trends affecting Hologic's business. Because non-GAAP financial measures exclude the effect of items that increase or decrease the company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include, without limitation: the ongoing and possible future effects of global challenges, including macroeconomic uncertainties, such as inflation, bank failures, rising interest rates and availability of capital markets, geopolitical conflicts, wars, other economic disruptions and U.S. and global recession concerns, on the Company’s customers and suppliers and on the Company’s business, financial condition, results of operations and cash flows and the Company’s ability to draw down its revolver; the effect of the worldwide political and social uncertainty and divisions, including the impact on trade regulation and tariffs, that may adversely impact the cost and sale of the Company’s products in certain countries, or increase the costs the Company may incur to purchase materials, parts and equipment from its suppliers; the ability to execute acquisitions and the impact and anticipated benefits of completed acquisitions and acquisitions the Company may complete in the future; the development of new competitive technologies and products and competition; the Company’s ability to predict accurately the demand for its products, and products under development and to develop strategies to address markets successfully; continued demand for the Company’s COVID-19 assays; potential cybersecurity threats and targeted computer crime; the ongoing and possible future effects of supply chain constraints, including the availability of critical raw materials and components, including semiconductor chips, as well as cost inflation in materials, packaging and transportation; the possibility of interruptions or delays at the Company’s manufacturing facilities, or the failure to secure alternative suppliers if any of the Company’s sole source third-party manufacturers fail to supply the Company; the ability to consolidate certain of the Company’s manufacturing and other operations on a timely basis and within budget, without disrupting its business and to achieve anticipated cost synergies related to such actions; the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees and maintain engagement and efficiency in remote work environments; the ability to obtain regulatory approvals and clearances for the Company’s products, including the implementation of the European Union Medical Device Regulations, and to maintain compliance with complex and evolving regulations; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; changes to applicable laws and regulations, including tax laws, global health care reform, and import/export trade laws; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the early stage of market development for certain of the Company’s products; the Company’s leverage risks, including the Company’s obligation to meet payment obligations and financial covenants associated with its debt; the effect of any future public health crises, including the timing, scope and effect of U.S. and international governmental, regulatory, fiscal, monetary and public health responses to such crises; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; and technical innovations that could render products marketed or under development by the Company obsolete.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

Contacts

Ryan Simon
Vice President, Investor Relations
ryan.simon@hologic.com
(858) 410-8514

Francis Pruell
Senior Director, Investor Relations
francis.pruell@hologic.com
(508) 364-7554